EX-99

                        BestNet Communications Announces
                        Record Third Quarter Fiscal 2004

GRAND RAPIDS, Mich.--(PR Newswire)--July 15, 2004--BestNet Communications Corporation (OTCBB: BESC - News), a provider of patented and proprietary global communication solutions, today announces results for the third quarter fiscal 2004.

BestNet achieved record revenue for the third quarter fiscal 2004 totaling $557,000, an increase of 44% compared to the third quarter fiscal 2003. Gross margins improved substantially to 37% for the third quarter fiscal 2004 compared to 11% for the third quarter fiscal 2003 and 34% for the second quarter of fiscal 2004. BestNet believes it can maintain its current gross margins while concentrating on revenue growth.

Richard Bourke, Chairman and interim-CEO of BestNet Communications commented, "This quarter's record revenue marks our sixth consecutive record revenue quarter. We have seen 86% revenue growth in these six quarters, as well as substantially increasing our gross margins. In addition, we have reduced our SG&A expenses by 30% during the third quarter fiscal 2004 when compared with the third quarter fiscal 2003. Our continued growth is a result of sustained focus on providing our customers with outstanding quality and service, along with new and innovative products."

Mr. Bourke continued, "While we are pleased with our continued growth, we are committed to expanding our product offerings to emphasize seamless business-to-business solutions through our recently completed Application Program Interface (API). The next quarter will be marked by enhanced product capabilities, an expanded and improved global Internet identity, and a refocused marketing strategy. We appreciate the continue support of our shareholders in providing the capital necessary for these initiatives."

About BestNet

BestNet Communications is a global solutions provider of long distance; conference calling, ClicktoPhone and custom application-based communication services. BestNet's services are accessed worldwide via the Internet and wireless devices and are delivered using standard phone lines and equipment. This results in a cost effective high quality service for both businesses and consumers.

Under the brand name Bestnetcall(TM) (WWW.BESTNETCALL.COM) the patented services offer subscribers premium quality calls and conference calling, at significantly lower rates. Calls and conference calls can also be launched via a desktop application or handheld devices including Palm(TM), Pocket PC(R) and Blackberry(TM) and used with any standard or wireless phone. In addition the company's new ClicktoPhone(TM) service (WWW.CLICKTOPHONE.COM) enables clients to add secure and anonymous voice communication connectivity anywhere in the world to web sites, web banners, pictures, electronic documents, and customized e-mail calling buttons.

Contact BestNet at:  investors@bestnetcom.com

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This release contains forward-looking statements within the meaning of Section
21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the "safe harbor" created thereby. These statements include the plans and objectives of management for future operations, including plans and objectives. The forward-looking statements herein are based on current expectations that involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond control of the company. Although the company believes that the assumptions underlying the forward-looking statements are reasonable, any one of the assumptions could be inaccurate and, therefore, can be no assurance that the forward-looking statements included in this release will prove to be accurate.